PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

August 13, 2026

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND

AMES, IOWA – On August 12, 2026, Ames National Corporation (the “Company”) declared a cash dividend of $0.24 per common share. The dividend is payable September 15, 2026, to shareholders of record at the close of business on September 1, 2026.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.